Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the combined financial statements and internal control over financial reporting of Teucrium Commodity Trust and the financial statements and internal control over financial reporting of Teucrium Corn Fund included in the Annual Report on Form 10-K of Teucrium Commodity Trust for the years ended December 31, 2015 and 2014.  We consent to the incorporation by reference of said reports in the Registration Statement of Teucrium Commodity Trust on Form S-3 (File No. 333-210010), and to the use of our name as it appears under the caption "Experts”.

/s/ GRANT THORNTON LLP

New York, New York

July 14, 2016